RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Rocco Campanelli
Pennsauken, NJ 08109	info@rcmt.com	President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES FIRST QUARTER RESULTS

Pennsauken, NJ – May 3, 2017 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, information technology and specialty health care services, today announced financial results for the thirteen week period ended April 1, 2017.

RCM Technologies reported revenues of $46.3 million for the thirteen week period ended April 1, 2017, a 1.8% decrease as compared to $47.2 million for the thirteen week period ended April 2, 2016 (the comparable prior year period). Gross profit of $11.8 million for the thirteen week period ended April 1, 2017 decreased 7.3% as compared to $12.7 million for the comparable prior year period.  Operating income was $1.0 million for the thirteen week period ended April 1, 2017 as compared to $1.8 million for the comparable prior year period. The Company experienced net income of $0.6 million for the thirteen week period ended April 1, 2017 as compared to net income of $1.0 million for the comparable prior year period.

Rocco Campanelli, President and Chief Executive Officer of RCM Technologies, commented, "We are pleased with our progress in the first quarter of 2017. While our revenues are down slightly from our first quarter of last year, our best quarter in 2016, our revenues in the first quarter of 2017 show approximately 5.0% sequential growth as compared to the fourth quarter of 2016. Both our Engineering and Health Care segments' first quarter 2017 revenue and gross profit exceeded first quarter 2016. Of particular note is that our Health Care segment set yet another record quarter for both revenues and gross profit. While our information technology segment underperformed, we have been encouraged by recent activity levels. Our consolidated gross margin for first quarter 2017 decreased on a comparative basis but we expect sequential improvement as we progress through fiscal 2017."

Kevin Miller, Chief Financial Officer of RCM Technologies, added, "We continue to exhibit strong cash flow, generating $1.9 million in cash provided by operating activities. We expect to continue to have strong cash flow as our operating income for the balance of 2017 improves both sequentially and as compared to fiscal 2016."

Conference Call
On Thursday, May 4, 2017, RCM Technologies will host a conference call to discuss these results. The call will begin at 10:00 a.m. Eastern Time.  The dial-in number is (877) 331-7677.

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM's offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should," "are confident" or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company's services, expectations regarding our future revenues and other financial results, our pipeline and potential project wins and our expectations for growth in our business. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company's actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Share and Per Share Amounts)

	Thirteen Week Periods Ended
	April 1, 2017	April 2, 2016
Revenues	$46,341	$47,176
Cost of services	34,589	34,500
Gross profit	11,752	12,676
Selling, general and administrative	10,317	10,465
Depreciation and amortization	397	390
Operating income	1,038	1,821
Interest expense, net and foreign currency transactions	(136)	(200)
Income before income taxes	902	1,621
Income tax expense	352	620
Net income	$550	$1,001

Diluted net earnings per share data	$0.05	$0.08

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	April 1, 2017	December 31, 2016
	(Unaudited)
Cash and cash equivalents	$293	$279
Accounts receivable, net	$44,344	$45,170
Total current assets	$49,346	$53,071
Total assets	$65,800	$69,831
Total current liabilities	$20,587	$23,713
Borrowing under line of credit	$12,725	$14,311
Net debt (borrowings less cash)	$12,432	$14,032
Total liabilities	$33,961	$38,576
Stockholders' equity	$31,839	$31,255
Treasury stock	($14,987)	($14,622)

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	April 1, 2017	April 2, 2016
Net income	$550	$1,001
Adjustments to reconcile net income to cash provided by operating activities	802	715
Changes in operating assets and liabilities
Accounts receivable	720	(2,222)
Prepaid expenses and other current assets	(21)	1,053
Net of transit accounts receivable and payable	217	2,827
Accounts payable and accrued expenses	(607)	(491)
Accrued payroll and related costs	51	(1,813)
Income taxes payable	157	(16)
Total adjustments	1,319	53
Cash provided by operating activities	$1,869	$1,054

Net cash used in investing activities	(92)	(393)
Net cash used in financing activities	(1,767)	(1,545)
Effect of exchange rate changes	4	2
Increase (decrease) in cash and cash equivalents	$14	($882)

RCM Technologies, Inc.
Summary of Selected Income Statement Data
(Unaudited)
(In Thousands)

	Thirteen Week Period Ended April 1, 2017
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$19,224	$8,610	$18,507	$46,341
Cost of services	14,185	6,457	13,947	34,589
Gross Profit	$5,039	$2,153	$4,560	$11,752
Gross Profit Margin	26.2%	25.0%	24.6%	25.4%

	Thirteen Week Period Ended April 2, 2016
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$18,685	$12,740	$15,751	$47,176
Cost of services	13,853	8,947	11,700	34,500
Gross Profit	$4,832	$3,793	$4,051	$12,676
Gross Profit Margin	25.9%	29.8%	25.7%	26.9%